EXHIBIT A

Agreement

The undersigned hereby agree that this statement on Schedule 13D with respect to beneficial ownership of shares of common stock of ART Advanced Research Technologies Inc. is filed jointly, on behalf of each of them.

Dated: April 14, 2004

Capital Technologies CDPQ inc.

By: Normand Provost
Name: Normand Provost
Title: Chairman of the Board

By: Ginette Depelteau
Name: Ginette Depelteau
Title: Corporate Secretary

Caisse de dépot et placement du Québec

By: Normand Provost
Name: Normand Provost
Title: Senior Vice-President, Private Equity,
President, CDP Capital Americas

By: Ginette Depelteau
Name: Ginette Depelteau
Title: Vice-President and Corporate
Secretary